Exhibit 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. POSTS RECORD 4th QUARTER, FULL-YEAR 2005 SALES AND $316,000 4th QUARTER NET INCOME

LITTLE ELM, TX, April 3, 2006—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported net income of $316,000 for the three months ending December 31, 2005 on record sales for the quarter of $7.9 million, compared with a loss of $423,000 in the same 2004 period. These results were due largely to a 48.5% increase in unit sales over the fourth quarter of 2004, a dramatic improvement in gross profit margins, and higher interest income. For the full-year 2005, Retractable posted record sales of $24.2 million, an increase of 12.6% over the year before. Unit sales increased 19.1% in 2005.

International sales rose sharply in the three-month period ended December 31, 2005 principally due to the shipment of a large order received through Retractable’s second contract under the Bush Administration’s global HIV/AIDS initiative. Revenue growth in 2005 resulted from increased sales in both the domestic and international markets, including sales made in connection with the global HIV/AIDS program. Sales for the quarter and full-year also include $1.5 million and $3.1 million, respectively, in reimbursed discounts arising from the Company’s 2003 legal settlement with a hospital group purchasing organization.

The diluted loss per share was $0.00 for the fourth quarter, compared with a diluted loss per share of $0.03 for the same 2004 period. For the twelve-month period ended December 31, 2005 the diluted loss per share was $0.12, compared with $2.08 in diluted earnings per share in 2004. The results for 2004 reflect $74.6 million in litigation proceeds, including $65.5 million from the settlement of Retractable’s federal antitrust lawsuit against Becton Dickinson & Co. (BD).

Operating results, notably gross profit margins, improved dramatically in the fourth quarter and full-year mainly because of higher revenues and lower unit costs. Gross profit margins rose to 42.2% in the fourth quarter from 13.4% in the same 2004 quarter. For the full-year, the gross profit margin was 36.3%, compared with 23.7% in 2004. The $3.7 million improvement in gross profit and the $1.4 million decrease in operating expenses in 2005 resulted in a reduction of the operating loss to $2.9 million from $8.0 million in 2004.

Working capital declined slightly from $56.8 million at December 31, 2004 to $56.0 million at December 31, 2005. Stockholders’ equity decreased from $63.7 million to $63.2 million in 2005.

Further details are available on our Form 10-K, which was filed on March 31, 2006 with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-

looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to reduce production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the recently increased interest of larger market players, specifically BD, in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$52,513,935	$55,868,526
Accounts receivable, net	3,404,908	1,864,514
Inventories, net	3,297,726	3,778,949
Income taxes receivable	561,062	1,349,144
Current deferred tax asset	1,245,508	1,516,012
Other current assets	462,150	296,683

Total current assets	61,485,289	64,673,828

Property, plant, and equipment, net	11,925,976	11,056,865
Intangible assets, net	316,926	358,659
Other assets	27,334	34,005

Total assets	$73,755,525	$76,123,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,345,613	$3,402,037
Current portion of long-term debt	295,417	271,842
Accrued compensation	388,726	322,861
Marketing fees payable	1,419,760	1,419,760
Accrued royalties to a shareholder	540,888	504,016
Other accrued liabilities	467,812	118,832
Income taxes payable	—	1,813,084

Total current liabilities	5,458,216	7,852,432

Long-term debt, net of current maturities	4,350,625	3,535,410
Long term deferred tax liability	711,443	1,070,810

Total liabilities	10,520,284	12,458,652

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	171,000	199,400
Series II, Class B	255,200	289,000
Series III, Class B	135,245	137,745
Series IV, Class B	556,000	556,000
Series V, Class B	1,381,221	1,389,971
Common Stock, no par value	—	—
Additional paid-in capital	54,307,053	53,424,744
Retained Earnings	6,429,522	7,667,845

Total stockholders’ equity	63,235,241	63,664,705

Total liabilities and stockholders’ equity	$73,755,525	$76,123,357

RETRACTABLE TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2005	Year ended December 31, 2004
Sales, net	$21,156,666	$21,135,943
Reimbursed discounts	3,078,350	385,757

Total sales	24,235,016	21,521,700
Cost of sales
Cost of manufactured product	13,713,675	14,564,404
Royalty expense to a shareholder	1,715,024	1,846,195

Total cost of sales	15,428,699	16,410,599

Gross profit	8,806,317	5,111,101

Operating expenses:
Sales and marketing	4,148,688	3,648,454
Research and development	934,209	626,941
General and administrative	6,600,133	8,834,527

Total operating expenses	11,683,030	13,109,922

Loss from operations	(2,876,713)	(7,998,821)

Interest income	1,372,715	475,121
Interest expense, net	(339,688)	(243,922)
Litigation settlements, net	—	74,635,362

Net income (loss) before income taxes	(1,843,686)	66,867,740
Provision (benefit) for income taxes	(605,363)	12,176,345

Net income (loss)	(1,238,323)	54,691,395
Preferred Stock dividend requirements	(1,502,887)	(1,993,516)

Earnings (loss) applicable to common shareholders	$(2,741,210)	$52,697,879

Earnings (loss) per share—basic	$(0.12)	$2.33

Earnings (loss) per share—diluted	$(0.12)	$2.08

Weighted average common shares outstanding	23,332,277	22,600,166

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com